Exhibit 10.1

To:	[Recipient]

From:	Roger Dow, Lead Independent Director and Compensation Committee Chair and Erik Carlson, Chief Executive Officer

Re:	Bonus Opportunity

As part of our ongoing efforts to drive exceptional performance and align leadership incentives with our strategic objectives, we are pleased to offer you the opportunity to earn a special, one-time performance bonus. This bonus opportunity reflects our commitment to setting ambitious goals and encourages our leadership team to identify new opportunities for revenue growth and enhanced profitability. By tying rewards to the achievement of key financial metrics—specifically, Revenue (as defined below) and Adjusted EBITDA (as defined below)—we aim to recognize and reward the leadership and innovation needed to propel RE/MAX Holdings, Inc. (“Holdings” or the “Company”) to new heights.

Bonus Opportunity

We are offering you an opportunity to earn a bonus (the “Bonus”) if Holdings reaches either or both of the Revenue or Adjusted EBITDA targets (the “Targets”) set forth on Exhibit A in any fiscal quarter between now and the fourth quarter of 2027. If either of the Targets is met, the amount of the Bonus will equal your annual base salary in effect at the time the goal is met.

Subject to the conditions set forth herein, if either of the Targets is met in any quarter up to and including the fourth quarter of 2027, the Bonus, less applicable tax withholding, will be paid in cash within fifteen days of the date on which Holdings announces its earnings subsequent to the quarter in which either of the Targets is first met (the “Payment Date”). For the avoidance of doubt, the Bonus can be paid a maximum of one time, even if both Targets are achieved or if a Target is achieved in a subsequent quarter after the quarter in which a Target was first achieved.

If your employment with the Company (as defined below) terminates for any reason prior to the Payment Date, or if you otherwise fail to satisfy the Employment Conditions described below, then you will not be paid the Bonus and the opportunity to receive such amount will be forfeited without consideration.

Except in the case of a Sale of the Company (as defined below), if neither of the Targets is met in any quarter up to and including the fourth quarter of 2027, the Bonus will not be paid and any opportunity to receive the Bonus will be forfeited without consideration.

The Committee retains the discretion to decline to pay the Bonus or to pay only a portion of the Bonus in the event the Committee determines that the Company’s revenue and/or Adjusted EBITDA in the quarter in which a Target was met does not indicate a sustainable level of revenue or Adjusted EBITDA.

Effect of Acquisitions or Dispositions and Sale of the Company

In the event the Company completes any Acquisition (as defined below), the Revenue and Adjusted EBITDA contribution from such Acquisition will count towards the Targets to the extent determined appropriate by the Compensation Committee (the “Committee”) in its sole discretion. Further, in the event the Company divests or winds down any business, the Committee may adjust the Targets as it deems appropriate in its sole discretion.

In the event of a Sale of the Company (as defined below) that closes on or prior to December 31, 2027, a pro-rated portion of the Bonus based on the Company’s revenue in the most recently completed quarter prior to the Sale of the Company, as set forth on Exhibit A, shall become due and shall be paid within fifteen days of closing of the Sale of the Company (subject to your continued employment as set forth below).

Employment Conditions

You must remain continuously employed by the Company from the date of this Agreement through the Payment Date (or, if applicable, the closing of a Sale of the Company). For this purpose, you will be considered in continuous employment with the Company if you take any authorized FMLA leave in accordance with federal law.

The offer of a Bonus does not change the at-will nature of our employment relationship, which means that both you and the Company have the right to terminate your employment at any time, with or without advance notice and with or without cause.

Recoupment Policy

You acknowledge and agree that the Bonus will be subject to the Holdings Amended and Restated Incentive Compensation Recoupment Policy and any other policy the Company may adopt regarding recoupment of erroneously awarded incentive-based compensation.

Other Details

If Holdings substantially changes its method for calculating Adjusted EBITDA from the method used at the time of this Agreement, the Committee may adjust the Targets in its sole discretion.

This Agreement is independent of the Company’s other compensation programs and Company policies, including its Severance and Retirement Policy, Change in Control Severance Plan, and annual bonus program, and the Bonus will not constitute salary or an annual or other bonus for purposes of calculating entitlements under these (or similar) policies, plans and programs. All payments under this Agreement are subject to applicable tax withholding.

Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the rules thereunder (“Section 409A”) or an exemption under Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Governing Law and Disputes

The Agreement will be governed by and construed according to the internal laws of the State of Colorado, without regard to its conflicts of laws principles.

The Company and you agree that the exclusive jurisdiction for any claims arising out of or relating to this Agreement shall be the state or federal courts in Denver, Colorado. The Company and you hereby submit to the personal jurisdiction of such courts and waive any argument that such courts constitute an inconvenient forum.

Definitions

For the purpose of this Agreement:

“Acquisition” means (i) the purchase or other acquisition by the Company of more than 50% of the voting securities of any entity, (ii) the purchase or other acquisition of more than 50% of another entity’s total assets, or (iii) any merger or similar business combination in which the Company is a surviving entity.

“Agreement” refers to this letter agreement.

The “Company” refers to RE/MAX Holdings, Inc. and its direct and indirect subsidiaries.

“Revenue” means total revenue as reported in the RE/MAX Holdings, Inc. Condensed Consolidated Statements of Income (Loss).

“Sale of the Company” means (i) the consummation of a transaction or series of related transactions that result in all or substantially all of the equity securities or assets of Holdings being acquired by a third party or (ii) a merger or consolidation of Holdings with or into another entity, after which the holders of Holdings’ voting equity securities immediately prior to such transaction collectively hold less than half the combined voting power of the surviving entity immediately following the transaction, and, in either (i) or (ii), Holdings ceases to operate as an independent entity or the Committee otherwise determines that the Targets are no longer measurable in a manner that would be consistent with the spirit of this Agreement.

“Adjusted EBITDA” means earnings before interest, the provision for income taxes, depreciation and amortization and other non-cash and non-recurring cash charges or other items as agreed upon by the Committee.

Agreement

By signing below, you agree to the terms and conditions of this Agreement. The offer set forth in this Agreement will expire unless signed by [___].

ACCEPTED AND AGREED TO BY EMPLOYEE:

Date

ACCEPTED AND AGREED TO BY COMPANY:

BY:	Date

NAME:

TITLE: